                                  SCHEDULE 14A

                                 (RULE 14-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14 INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 WESTAFF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 30, 1999

                            ------------------------

TO THE STOCKHOLDERS OF WESTAFF, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders (the "Annual Meeting") of Westaff, Inc. (the "Company"), a Delaware corporation, will be held on March 30, 1999 at 10:00 a.m., local time, at the Hilton Concord Hotel located at 1970 Diamond Boulevard, Concord, California, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1. To elect one Class III director to serve for a three-year term and until his successor is elected;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending October 30, 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on February 5, 1999 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the time it is voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,
                                          /s/ W. ROBERT STOVER
                                          --------------------------------------
                                          W. Robert Stover
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

February 22, 1999

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
PROXY STATEMENT............................................................................................           3
    Voting.................................................................................................           3
    Revocability Of Proxies................................................................................           3
    Solicitation...........................................................................................           4
    Deadline For Receipt Of Stockholder Proposals..........................................................           4
MATTERS TO BE CONSIDERED AT ANNUAL MEETING.................................................................           5
  PROPOSAL ONE--ELECTION OF CLASS III DIRECTOR.............................................................           5
    General................................................................................................           5
    Business Experience of Director........................................................................           5
    Board Meetings and Committees..........................................................................           5
    Directors' Compensation................................................................................           6
  PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS....................................................           7
OTHER MATTERS..............................................................................................           7
OWNERSHIP OF SECURITIES....................................................................................           8
EXECUTIVE COMPENSATION REPORT..............................................................................          10
GENERAL COMPENSATION POLICY................................................................................          10
COMPENSATION OF THE CHIEF EXECUTIVE OFFICER................................................................          13
EXECUTIVE COMPENSATION.....................................................................................          14
    Summary Compensation Table.............................................................................          14
    Option Grants in Last Fiscal Year......................................................................          15
    Aggregate Option Exercises and Fiscal Year End Values..................................................          16
    Employment Arrangements................................................................................          16
    Compensation Committee Interlocks and Insider Participation............................................          18
CERTAIN TRANSACTIONS.......................................................................................          19
COMPARISON OF STOCKHOLDER RETURN...........................................................................          20
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.......................................          21
ANNUAL REPORT..............................................................................................          21
FORM 10-K..................................................................................................          21

                                 WESTAFF, INC.
                                301 LENNON LANE
                      WALNUT CREEK, CALIFORNIA 94598-2453

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 30, 1999

                            ------------------------

    The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of the Company, for use at the Annual Meeting. The Annual Meeting will be held at 10:00 a.m., local time, at the Hilton Concord Hotel located at 1970 Diamond Boulevard, Concord, California. These proxy solicitation materials were mailed on or about February 22, 1999, to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On February 5, 1999, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 15,907,087 shares of the Company's common stock, $0.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

    The presence at the Annual Meeting of a majority, or approximately 7,953,544 shares of Common Stock, either in person or by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 5, 1999. Directors are elected by a plurality vote. Since votes are cast in favor of or withheld from each nominee, abstentions and broker non-votes therefore will have no effect on the outcome of Proposal One. Proposal Two requires an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the same effect as negative votes, while broker non-votes are not included in the total number of votes cast on Proposal Two and therefore will not be counted for purposes of determining whether that proposal has been approved. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

    If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed Proxy is solicited by the Board, and, when returned properly completed, will be voted as you direct on your proxy card. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Annual Meeting. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of management's nominee for Director, and (ii) the ratification of the selection of PricewaterhouseCoopers LLP as the independent public accountants for the Company for fiscal 1999.

REVOCABILITY OF PROXIES

    You may revoke or change your Proxy at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices a notice of revocation or another signed Proxy with a later date. You also may revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received no later than October 25, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting a stockholder's proposal that will not be included in the proxy statement and form of proxy for the Company's 2000 Annual Meeting but nonetheless will be eligible for consideration is December 31, 1999.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                  PROPOSAL ONE--ELECTION OF CLASS III DIRECTOR

GENERAL

    The Board of Directors has selected one nominee, who is currently serving as a Class III director of the Company. The nominee for director is W. Robert Stover. Mr. Stover was a director of the Company as of February 5, 1999. The nominee has agreed to serve if elected, and management has no reason to believe that he will be unavailable to serve. In the event the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below. In the event that additional persons are nominated, other than by the Board of Directors, for election as Directors, the proxy holders intend to vote all proxies received by them for the nominee listed below and any additional Board of Directors' nominee as described above. The candidate receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected a Class III director of the Company, to serve a three-year term and until a successor has been elected and qualified.

BUSINESS EXPERIENCE OF DIRECTOR

    W. ROBERT STOVER, age 77, founded the Company in 1948 and has been continuously involved in the management of the Company since that time. Since the Company's incorporation in 1954, Mr. Stover has held the position of Chairman of the Board of Directors. From 1954 to 1985, Mr. Stover served as President of the Company, and from 1985 to the end of calendar year 1998 as Chief Executive Officer.

    The Company's bylaws authorize the Board of Directors to fix the number of directors by resolution. The number is currently fixed at six. The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class having a three-year term. Following the Company's Initial Public Offering, on April 30, 1996 (the "Offering"), Jack D. Samuelson and Gilbert L. Sheffield were appointed to serve in Class I, Michael K. Phippen and Paul A. Norberg were appointed to serve in Class II and W. Robert Stover and Harvey L. Maslin were appointed to serve in Class III. The initial directors in each class are to hold office for terms of one year, two years and three years, respectively. Thereafter each class will serve a three-year term. At the 1997 Annual Meeting, Messrs. Samuelson and Sheffield were elected to serve their respective three-year terms. At the 1998 Annual Meeting, Messrs. Phippen and Norberg were elected to serve their respective three-year terms. Mr. Maslin resigned his directorship in the first quarter of fiscal 1998. The resulting vacancy has not been filled, and presently there is only one Class III director, namely, Mr. Stover. Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships among executive officers or directors of the Company.

BOARD MEETINGS AND COMMITTEES

    During fiscal 1998, the Board of Directors held four meetings including three regular quarterly meetings and one special meeting, and acted by unanimous written consent on twelve occasions. The Board of Directors has an Audit Committee, a Compensation Committee and a Strategic Planning Committee. Each of the current directors attended (i) all meetings of the Board and (ii) all meetings held by committees on which he served during fiscal 1998.

    The Audit Committee currently consists of three directors, W. Robert Stover, Gilbert L. Sheffield and Jack D. Samuelson, and Mr. Samuelson is its Chairman. The Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Audit Committee held one meeting during fiscal 1998.

    The Compensation Committee currently consists of three directors, W. Robert Stover, Gilbert L. Sheffield and Jack D. Samuelson. Mr. Sheffield is its Chairman. The Compensation Committee has the exclusive authority to administer the Company's 1996 Stock Option/Stock Issuance Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan. In addition, the Compensation Committee is responsible for providing recommendations to the Board of Directors concerning compensation levels for the Company's senior executive officers and working with senior executive officers on benefit and compensation programs for Company employees, including matters related to participation in profit sharing, bonus plans and stock option plans and preparing reports to the extent necessary to comply with applicable disclosure requirements established by the Securities and Exchange Commission or other regulatory bodies. The Compensation Committee held four meetings during fiscal 1998.

    The Strategic Planning Committee currently consists of three directors, W. Robert Stover, Gilbert L. Sheffield and Jack D. Samuelson. Mr. Stover is its Chairman. The Committee is responsible for evaluating the Company's business plans and future business including, but not limited to, the evaluation of potential acquisitions and new business opportunities. The Strategic Planning Committee held one meeting during fiscal 1998. All committee members also participated with the entire Board of Directors in discussions of a strategic plan at two Board meetings as well as in discussions of acquisitions at four Board meetings during fiscal 1998.

DIRECTORS' COMPENSATION

    In fiscal 1998, non-employee Board members each received an annual fee of $7,500 for service on the Board in addition to a fee of $1,000 for each meeting attended. Non-employee Board members also will be reimbursed for their reasonable expenses incurred in connection with attending Board meetings. The Company anticipates an increase in such directors' compensation during fiscal 1999.

    In addition, non-employee Board members are eligible to receive periodic option grants under the Automatic Option Grant Program in effect under the Company's 1996 Stock Option/Stock Issuance Plan. Under the Automatic Option Grant Program, each individual who subsequently joins the Board as a non-employee director will receive at that time an option grant, provided such individual has not previously been in the Company's employ. In addition, due to the three-for-two stock split effected in the form of a stock dividend on May 29, 1998 to shareholders of record on May 18, 1998 (the "Stock Split"), at each annual stockholders' meeting each individual who continues to serve as a non-employee Board member presently is entitled to an option grant for 3,000 post-split shares with an exercise price equal to the fair market value of the option shares on the grant date, provided such individual has served as a Board member for at least six months. The employee Board members had approved an increase to double the original number of such shares from 1,000 to 2,000 pre-split shares, beginning with the 1998 Annual Meeting, and this matter was approved by the stockholders at that meeting.

    Each automatic option grant will have a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of Board service. The option will become exercisable for all the option shares upon the optionee's completion of one year of Board service measured from the grant date. However, the option will become immediately exercisable for all the option shares should the optionee cease Board service by reason of death or disability or should the Company be acquired by merger or asset sale during the period of the optionee's service on the Board.

    Pursuant to the terms of the Automatic Option Grant Program, Messrs. Sheffield and Samuelson, the two individuals serving as non-employee Board members at the time of the Offering, each received an option grant for 1,500 post-split shares with an exercise price of $9.33 per share (based on the original

$14.00 per share price at which the Common Stock was sold in the Offering and adjusted for the Stock Split). As of the Company's first Annual Meeting on April 15, 1997, Messrs. Sheffield and Samuelson each also received an automatic option grant for 1,500 post-split shares with an exercise price of $6.08 per share (based on the closing selling price of the Company's Common Stock on that date and adjusted for the Stock Split), due to their continuing service as non-employee directors. In addition, as of the Company's second Annual Meeting on March 26, 1998, Messrs. Sheffield and Samuelson each also received an automatic option grant for 3,000 post-split shares with an exercise price of $16.17 per share (based on the closing selling price of the Company's Common Stock on that date and adjusted for the Stock Split).

    In addition to the foregoing option grants, Messrs. Sheffield and Samuelson were each granted special options on November 1, 1996 to purchase 2,250 post-split option shares with an exercise price of $9.50 per share (based on the closing selling price of the Company's Common Stock on that date and adjusted for the Stock Split). Each of these options has a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of Board service. The option will become exercisable for all the option shares upon the optionee's completion of one year of Board service measured from the grant date. However, the option will become immediately exercisable for all the option shares should the optionee cease Board service by reason of death or disability or should the Company be acquired by merger or asset sale during the period of the optionee's service on the Board.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION
             OF MR. STOVER AS A CLASS III DIRECTOR OF THE COMPANY.

             PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, which appointed the firm of Price Waterhouse LLP, now known as PricewaterhouseCoopers LLP, independent public accountants for the Company during fiscal 1998, fiscal 1997 and fiscal 1996, has appointed that firm to serve in the same capacity for fiscal 1999, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE
           AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999.

                                 OTHER MATTERS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1998 for (i) all persons who are beneficial owners of five percent (5%) or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the five other most highly paid executive officers as of the fiscal year ended October 31, 1998, and
(iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

NAME                                               NUMBER OF SHARES(#)(1)     PERCENT(%)(2)
-------------------------------------------------  -----------------------    ------
W. Robert Stover(3)..............................         9,892,070           62.4
Joan C. Stover(4) ...............................         8,829,827           55.7
  c/o Westaff, Inc.
  301 Lennon Lane
  Walnut Creek, CA 94598
Michael K. Phippen(5)............................           168,347           1.0
Paul A. Norberg(6)...............................            74,804            *
Dirk A. Sodestrom(7).............................            20,083            *
Michael W. Ehresman(8)...........................            20,054            *
Jack D. Samuelson(9).............................            18,250            *
Gilbert L. Sheffield(10).........................            12,250            *
Ronald C. Picco(11)..............................            12,327            *
All executive officers and directors as a group
  (11 persons)(12)...............................        10,235,771           64.6

------------------------

   * Less than one percent (1%)

 (1) To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.

 (2) Based on 15,844,406 shares of Common Stock outstanding at December 31, 1998. Shares of Common Stock subject to options, warrants and convertible notes and other purchase rights currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

 (3) Includes 8,829,827 shares of Common Stock held by W. Robert Stover and Joan
     C. Stover as Co-Trustees of the Stover Revocable Trust dated 11/16/88, as amended, the beneficial ownership of which may be attributable to each of Mr. Stover and Mrs. Stover. Includes 65,000 shares of Common Stock contributed to the Stover Charitable Remainder Unitrust dated 11/1/94 of which Mr. Stover is a Co-Trustee. Includes 997,243 shares of Common Stock contributed to the Stover Charitable Lead Annuity Trust as to which Mr. Stover has voting power, but has disclaimed beneficial ownership. Does not include 245,496 shares of Common Stock owned by the Stover Foundation, a California nonprofit religious corporation (the "New Foundation") as to which Mr. Stover has shared voting power.

 (4) Includes 8,829,827 shares of Common Stock held by W. Robert Stover and Joan
     C. Stover as Co-Trustees of the Stover Revocable Trust dated 11/16/88, as amended, the beneficial ownership of which may be attributable to each of Mr. Stover and Mrs. Stover.

 (5) Includes options to purchase 126,557 shares of Common Stock held by Mr. Phippen, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (6) Includes options to purchase 66,562 shares of Common Stock held by Mr. Norberg, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (7) Includes options to purchase 14,358 shares of Common Stock held by Mr. Sodestrom, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (8) Includes options to purchase 14,358 shares of Common Stock held by Mr. Ehresman, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (9) Includes options to purchase 5,250 shares of Common Stock held by Mr. Samuelson, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (10) Includes options to purchase 5,250 shares of Common Stock held by Mr. Sheffield, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (11) Includes options to purchase 11,170 shares of Common Stock held by Mr. Picco, which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

 (12) Includes options to purchase 263,691 shares of Common Stock which are immediately exercisable under the 1996 Stock Option/Stock Issuance Plan.

                                 WESTAFF, INC.
                             COMPENSATION COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

                         EXECUTIVE COMPENSATION REPORT

    The Compensation Committee was formed on March 9, 1995 in anticipation of the Offering. It consists of three Board members, namely, W. Robert Stover, Gilbert L. Sheffield and Jack D. Samuelson. Mr. Stover is Chairman of the Board of Directors and was Chief Executive Officer through December 31, 1998. Messrs. Sheffield and Samuelson are not officers or employees of the Company. Mr. Sheffield is presently the Chairman of the Compensation Committee.

    It is the duty of the Compensation Committee to review and establish the compensation of executive officers of the Company, including base salary, participation in profit sharing, bonus and other cash incentive plans, subject to ratification by the Board. During fiscal 1998, the Compensation Committee also had the exclusive authority to administer the Company's 1996 Stock Option/Stock Issuance Plan, under which grants may be made to such officers.

    In October 1996, the Compensation Committee engaged Strategic Compensation Associates ("SCA") to make a comprehensive review and competitive assessment of existing executive compensation packages in total and by component, including salary, annual bonus, stock options and major benefits. SCA made specific recommendations to the Compensation Committee pertaining to each of these topics.

                          GENERAL COMPENSATION POLICY

    The fundamental policy of the Compensation Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. To achieve this policy, a substantial portion of each executive officer's total annual compensation is made contingent upon the achievement of designated financial and performance goals. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the temporary staffing industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual bonuses payable in cash and tied to the Company's attainment of financial milestones based on criteria established by the Compensation Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon the Company's performance and stock price appreciation rather than upon base salary.

    FACTORS. The principal factors considered by the Compensation Committee in establishing the components of each executive officer's compensation package for fiscal 1998 are summarized below. However, the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

    * BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at the Company's principal competitors, both within and outside the temporary staffing industry. The base salary level for executive officers is generally at a level determined for such individuals on the basis of the external salary data of temporary staffing service companies within the same geographic area and with small to medium market capitalization. This group of companies is less inclusive than the temporary staffing index in the performance graph included in the Company's Proxy Statement for purposes of comparing the stock price performance of the Company's Common Stock. However, the Company believes this smaller group of companies gives a more accurate indication of the market for executive services in which the Company competes. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors. The Compensation Committee sets the base salaries of the Chairman of the Board of Directors and the Chief Executive Officer and the committee reviews the salaries of the other corporate officers who are members of the senior management team.

    ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by selected executive officers except the Chairman of the Board of Directors based upon their participating interest in a bonus pool tied to Company performance. Each officer's participating interest is determined by the Compensation Committee at the start of the fiscal year and may vary from year to year. The bonus pool for fiscal 1998, as originally written, was based on specified levels of net income. For such purpose, net income was defined as the consolidated income for fiscal 1998 as certified by the Company's external auditors. All bonus payments under the fiscal 1998 executive bonus plan were to be included as an expense in determining net income. For all participants selected by the Compensation Committee except Michael K. Phippen, if net income were $11 million, the bonus was to be 10% of base salary at the start of fiscal 1998, if net income were $12 million, the bonus was to be 25% of base salary at the start of fiscal 1998; and if net income were $13 million, the bonus was to be 50% of base salary at the start of fiscal 1998. For Mr. Phippen, if net income were $11 million, the bonus was to be 25% of base salary at the start of fiscal 1998; if net income were $12 million, the bonus was to be 50% of base salary at the start of fiscal 1998; and if net income were $13 million, the bonus was to be 100% of base salary at the start of fiscal 1998. However, the Compensation Committee later exercised its prerogative to modify the fiscal 1998 executive bonus plan such that the bonus payments actually were based on income from continuing operations (exclusive of the Company's medical operations) instead of net income. Income from continuing operations exceeded $13 million for fiscal 1998 and the bonus payments were made accordingly. In reaching this decision, the Compensation Committee took into account (i) the Board of Directors' decision in November 1998 to sell the Company's medical operations and classify them as discontinued in the Company's financial statements, (ii) the fact that, because of special regulatory considerations, the medical operations operated primarily as a separate managerial unit through Western Medical Services, Inc., a wholly-owned subsidiary of the Company and (iii) the uniquely challenging financial and regulatory environment that the medical operations faced as a result of recent changes in Medicare reimbursement policies. For fiscal 1998, no specific personal performance goals were established for the executive officers as a condition to their participation in the bonus pool; however, no bonus payout was to be made to any officer unless his or her performance for the fiscal year was considered to be at a satisfactory level. Accordingly, the Compensation Committee reviewed the performance of the Chief Executive Officer, and the Chief Executive Officer reviewed the performances of the other senior executive officers, namely, the President and Chief Operating Officer, and the Executive Vice President and Chief Financial Officer, and made his recommendations to the Compensation Committee. The Compensation Committee has delegated to those senior executive officers the authority to review the performances of the other corporate officers and key employees who report to them directly. For fiscal 1998, the executive bonuses ranged from 32.4% to 50.0% of total compensation.

    For each subsequent fiscal year, the Compensation Committee will determine whether or not to continue or modify the executive bonus program for that year and, specifically, will designate the executive officers eligible to participate in the program, specify what percentage of the bonus pool each of the participants may earn, and determine the eligibility criteria for participation.

    * LONG-TERM INCENTIVE COMPENSATION. Option grants are intended to align the interests of each executive officer with those of the Company's stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee has the discretion to set the option exercise price and the vesting schedule for option grants. The Compensation Committee determines the size of the option grant according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual's level of responsibility and opportunity to influence the Company's financial results, comparable awards made to individuals in similar positions within the industry, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals and is at the Compensation Committee's discretion.

    Each option grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (typically the closing market price on the date of grant) over a specified period of time (up to ten years). The options generally vest in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. The options generally become exercisable with respect to twenty-five percent (25%) of the option shares upon the optionee's completion of one year of service measured from the vesting commencement date and the balance in 36 successive monthly installments upon the optionee's completion of each month of service over the 36-month period measured from the first anniversary of the vesting commencement date. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

    TAX LIMITATION. As a result of federal tax legislation enacted in 1993, a publicly-held company such as Westaff, Inc. will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, to the extent that compensation exceeds one million dollars ($1,000,000) per officer. The compensation paid to the Company's executive officers for fiscal 1998 did not exceed the one million dollar limit per officer, nor is the compensation to be paid to the Company's executive officers for fiscal 1999 expected to reach that level. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the one million dollar limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one million dollar level or otherwise when required by law.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the fiscal 1998 compensation payable to the Company's then Chief Executive Officer, Mr. Stover, the Compensation Committee sought to establish a competitive rate of base salary, realizing that a significant percentage of his overall compensation package is directly tied to Company performance and stock price appreciation because of his position as a principal shareholder.

    Mr. Stover's base salary was established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the industry which are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. In fiscal 1997, the Compensation Committee conducted its annual review of Mr. Stover's base salary level and continued his fiscal 1997 base salary of $250,000 into fiscal 1998. In fiscal 1998, the Compensation Committee developed and negotiated a compensation contract with Michael K. Phippen, then President and Chief Operating Officer, to be effective January 1, 1999, when Mr. Phippen was to assume the role of Chief Executive Officer and Mr. Stover was to relinquish the Chief Executive Officer title but continue as Chairman of the Board of Directors. In the first quarter of fiscal 1999, the Compensation Committee developed and negotiated a new compensation contract with Mr. Stover effective January 1, 1999.

    The Chief Executive Officer's bonus, if any, is at the discretion of the Compensation Committee and the Board. The Compensation Committee did not award a cash bonus to Mr. Stover for fiscal 1998, despite his efforts and contributions to the successful operation of the Company throughout fiscal 1998. The Committee granted no option shares to Mr. Stover during fiscal 1998 since he is a principal shareholder of the Company.

                                                  Compensation Committee

                                                  Gilbert L. Sheffield,
                                                  Chairman of Compensation
                                                  Committee

                                                  Jack D. Samuelson
                                                  Member of Compensation
                                                  Committee

                                                  W. Robert Stover
                                                  Member of Compensation
                                                  Committee

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation earned, by the Company's Chief Executive Officer and the five other highest-paid executive officers whose salary and bonus for fiscal 1998 was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years.(1) No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for fiscal 1998 has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the table collectively will be referred to as the "Named Officers."

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                      ANNUAL COMPENSATION        SECURITIES      ALL OTHER
                                                   --------------------------    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR  SALARY($)   BONUS($)   OPTIONS(#)(4)      ($)(5)
-------------------------------------------------- ----  ---------   --------   -------------   ------------
W. Robert Stover.................................. 1998    250,000      --          --              6,036
  Chairman of the Board of Directors and           1997    250,000      --          --             --
  Chief Executive Officer(2)                       1996    244,616      --          --             --

Michael K. Phippen................................ 1998    250,000    250,000      175,000         12,874
  President, Chief Operating Officer               1997    222,115     23,531       --             --
  and Director(3)                                  1996    177,826     37,527      150,000         --

Paul A. Norberg................................... 1998    193,270     95,000       15,000          7,521
  Executive Vice President, Chief                  1997    190,000     18,825       --             --
  Financial Officer and Director                   1996    180,000     28,145       90,000         --

Ronald C. Picco................................... 1998    178,462     82,500       18,750          1,323
  Senior Vice President, Operations                1997    144,375      4,706       --             --
                                                   1996    128,676     18,764        7,500         --

Michael W. Ehresman............................... 1998    140,769     67,500       18,750          5,218
Senior Vice President and Treasurer                1997    125,023      4,706       --             --
                                                   1996    122,785      9,382       12,000         --

Dirk A. Sodestrom................................. 1998    140,769     67,500       18,750          1,063
Senior Vice President and Controller               1997    132,115      4,706       --             --
                                                   1996    124,615      9,482       12,000         --

------------------------

(1) Long-term compensation has not been included in the table because such information is not applicable.

(2) Mr. Stover relinquished the Chief Executive Officer title effective December 31, 1998.

(3) Mr. Phippen became President and Chief Executive Officer on January 1, 1999.

(4) Adjusted for the Stock Split.

(5) Includes employer matching contributions under the Westaff Deferred Savings Plan for fiscal 1998, the first year in which such contributions were made. The matching contributions for fiscal 1998 were 25% of the first ten percent of the participant's contribution to the plan, and were equal to $6,010 for Mr. Stover, $12,848 for Mr. Phippen, $7,495 for Mr. Norberg, $1,297 for Mr. Picco, $5,194 for Mr. Ehresman and $1,039 for Mr. Sodestrom. Also includes employer's portion of group term life insurance premiums in the amount of $26 each for Messrs. Stover, Phippen, Picco and Norberg and in the amount of $24 each for Messrs. Sodestrom and Ehresman. Employer's portion was 17 cents per $1,000 of coverage and allowed coverage was one times base salary up to a maximum of $150,000.

OPTION GRANTS IN LAST FISCAL YEAR

    There were stock option grants made during fiscal 1998 under the Company's 1996 Stock Option/ Stock Issuance Plan to the Named Officers. The table below sets forth information with respect to such option grants, including an option grant that was contractually negotiated with Michael K. Phippen in consideration of his entering into a new employment agreement on July 31, 1998 for the position of Chief Executive Officer effective January 1, 1999. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                                                                                                                   POTENTIAL
                                                                                                                   REALIZABLE
                                                                                                                    VALUE
                                                                                                                     AT
                                                                                                                   ASSUMED
                                                                                                                   ANNUAL
                                                                                                                    RATES
                                                                                                                     OF
                                                                                                                    STOCK
                                                                INDIVIDUAL GRANTS(1)(2)                             PRICE
                                                    -----------------------------------------------                APPRECIATION
                                                      NUMBER OF     PERCENT OF TOTAL                                 FOR
                                                     SECURITIES         OPTIONS/                                   OPTION
                                                     UNDERLYING      SARS GRANTED TO    EXERCISE OR                TERM(5)
                                                    OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION   -------
NAME                                                GRANTED(#)(1)   FISCAL YEAR(%)(3)    ($/SH)(1)       DATE       5%($)
--------------------------------------------------  -------------   -----------------   -----------   ----------   -------
W. Robert Stover..................................      --              --                 --            --          --
Michael K. Phippen................................       75,000           25.4              9.58       11/03/07    452,018
                                                        100,000(4)        33.9             13.50       07/31/08    849,008
Paul A. Norberg...................................       15,000            5.1              9.58       11/03/07     90,404
Ronald C. Picco...................................       18,750            6.4              9.58       11/03/07    113,005
Michael W. Ehresman...............................       18,750            6.4              9.58       11/03/07    113,005
Dirk A. Sodestrom.................................       18,750            6.4              9.58       11/03/07    113,005


NAME                                                 10%($)
--------------------------------------------------  ---------
W. Robert Stover..................................     --
Michael K. Phippen................................  1,145,502
                                                    2,151,552
Paul A. Norberg...................................    229,100
Ronald C. Picco...................................    286,376
Michael W. Ehresman...............................    286,376
Dirk A. Sodestrom.................................    286,376

------------------------

(1) Adjusted for the Stock Split.

(2) Options granted under the Company's 1996 Stock Option/Stock Issuance Plan have a maximum ten-year term measured from the date of grant. Such options generally vest over a four-year period. They generally become exercisable for 25% of the option shares commencing upon the optionee's completion of one year of service measured from the vesting commencement date and the balance in a series of 36 successive monthly installments upon the optionee's completion of each additional month of service over the 36-month period measured from the first anniversary of the vesting commencement date. The exercise price per share generally is the closing selling price of the Company's Common Stock on the date of grant. The 1996 Stock Option/Stock Issuance Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change of control", as defined in the 1996 Stock Option/Stock Issuance Plan.

(3) Based on options to purchase an aggregate of 294,750 shares granted to employees during fiscal 1998 under the 1996 Stock Option/Stock Issuance Plan.

(4) Under this option grant to Mr. Phippen, the exercise price per share is the fair market value, or closing market price, on the date of grant. The option will become exercisable on October 30, 2001, which is two years from the last day of fiscal 1999, subject to cancellation in the event of employment termination for cause or subject to acceleration in the event of employment termination without cause.

(5) Potential realizable value is based on an assumption that the stock price appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on requirements promulgated by the Securities and Exchange Commission ("SEC") and do not reflect the Company's estimate of its future stock price.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END VALUES

    One of the Named Officers exercised an option during fiscal 1998. The table below sets forth information with respect to such option exercise and the unexercised options held by the Named Officers as of the end of fiscal 1998. No stock appreciation rights were exercised during such fiscal year, and no stock appreciation rights were outstanding at the end of such fiscal year.

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                                                           "IN-THE-MONEY"
                                                                                NUMBER OF SECURITIES       OPTIONS
                                                                               UNDERLYING UNEXERCISED       AT FISCAL
                                                                               OPTIONS AT FISCAL YEAR         YEAR
                                                                                      END(#)(1)            END($)(1)(2)
                                           SHARES ACQUIRED        VALUE      ---------------------------   -----------
NAME                                      ON EXERCISE(#)(1)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----------------------------------------  ------------------   -----------   -----------   -------------   -----------
W. Robert Stover........................      --                  --            --             --            --
Michael K. Phippen......................      --                  --           90,620         234,380        --
Paul A. Norberg.........................     4,626               63,492        54,375          50,625        --
Ronald C. Picco.........................      --                  --            4,687          21,563        --
Michael W. Ehresman.....................      --                  --            7,500          23,250        --
Dirk A. Sodestrom.......................      --                  --            7,500          23,250        --


NAME                                      UNEXERCISABLE
----------------------------------------  -------------
W. Robert Stover........................    --
Michael K. Phippen......................    --
Paul A. Norberg.........................    --
Ronald C. Picco.........................    --
Michael W. Ehresman.....................    --
Dirk A. Sodestrom.......................    --

------------------------

(1) Adjusted for the Stock Split. Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option. Options are "out-of-the-money" if the exercise price of the option exceeds the fair market value of the underlying securities.

(2) Calculated by determining the difference between the fair market value of the securities underlying the in-the-money options at October 31, 1998 (based on the closing price of $8.625 for the Company's Common Stock on Nasdaq for October 30, 1998, the trading day immediately preceding the end of fiscal 1998) and the exercise price of the options.

EMPLOYMENT ARRANGEMENTS

    The Company entered into an employment agreement with W. Robert Stover on September 29, 1994 which provided for his continuing employment until he chose to retire or until his death. In addition to base annual compensation, subject to adjustment with the mutual agreement of the parties, the agreement provided that Mr. Stover may be paid bonuses based on the Company's economic circumstances and his extraordinary efforts and contributions. The agreement was amended as of November 2, 1996 to eliminate the death benefits otherwise payable to Mr. Stover's widow or estate upon his death during the employment term and to maintain Mr. Stover's base salary at $250,000 for fiscal 1997. The agreement was amended effective August 14, 1997 to reinstate such death benefits, which provided for the payment of three times Mr. Stover's annual compensation then in effect in equal monthly installments over a four-year period. There was no change in Mr. Stover's base salary for fiscal 1998. However, in view of his having voluntarily relinquished the Chief Executive Officer title as of December 31, 1998, the Company entered into a new employment agreement with Mr. Stover effective January 1, 1999. No consideration was paid to Mr. Stover for his having relinquished the Chief Executive Officer's title. The new agreement contains a renegotiated compensation package for Mr. Stover in his continuing role as Chairman of the Board of Directors, including a lesser annual salary of $75,000. In addition, Mr. Stover's compensation package includes payment of office relocation expenses for suitable offsite leased premises, payment of monthly office rent as well as all related leasehold expenses including parking, utilities, janitorial services, and a pro rata share of increases in operating expenses and real estate taxes over calendar year 1999 under a two-year lease for such premises, payment of his executive assistant's annual salary, continued participation by Mr. Stover and his executive assistant in present and future employee benefit plans including group health, life, supplemental life, long-term disability, accidental death and dismemberment insurance, a 401(k) savings plan and a deferred savings plan, and reimbursement for reasonable travel and other business expenses. Mr. Stover is not eligible for a bonus or other incentive compensation under the new agreement nor is he entitled to vacation pay. The new agreement is of indefinite duration and will continue until Mr. Stover chooses to retire or until his death; however, the contractual obligations relating to compensation of his executive assistant will terminate upon reassignment of the current assistant to other duties or upon termination of Mr. Stover's employment, subject to negotiation of a satisfactory arrangement to the contrary in the discretion of the Compensation Committtee of the Board of Directors.

    The Company entered into a new employment agreement with Mr. Phippen for a period of five years from January 1, 1999 providing for an increased annual salary of $375,000 as of that date in consideration of his succeeding Mr. Stover as Chief Executive Officer. In addition, Mr. Phippen has the right to participate in all present and future benefit plans specified in the Company's policies and generally made available to similarly situated employees, he is entitled to four weeks of vacation leave per year, and he will be reimbursed for reasonable travel and other business expenses incurred in the performance of his duties in accordance with the Company's policies, as amended from time to time. Mr. Phippen's eligibility for a bonus or other incentive compensation is at the discretion of the Compensation Committee of the Board of Directors. The Company may terminate Mr. Phippen's employment at any time, for any reason or without cause as defined in the agreement, by providing him ninety days' advance written notice. The Company will have the option, in its complete discretion, to terminate his employment at any time before the end of the notice period, provided Mr. Phippen is paid all compensation due and owing through the last day actually worked, plus an amount equal to the base salary he would have earned through the balance of the notice period. In addition, if Mr. Phippen's employment is so terminated, he will also be paid one-half of the salary payments remaining under the term of the agreement up to a maximum payment of one year's salary. These salary payments, if any, will be on a monthly basis over the twelve-month period following the employment termination date. The Company may also terminate Mr. Phippen's employment at any time without prior notice for cause (as defined in the agreement), subject to payment of all compensation owed on the date of termination. Mr. Phippen may terminate his employment for any reason by providing the Company ninety days' advance written notice. The Company has the complete discretion to make his employment termination effective at any time before the end of such notice period, provided it pays him all compensation due and owing through the last day actually worked, plus an amount equal to the base salary he would have earned through the balance of the notice period, not to exceed ninety days, and thereafter all of the Company's obligations under the agreement will cease.

    In consideration of his execution of the new employment agreement, Mr. Phippen was granted an option to purchase 100,000 post-split shares of the Company's Common Stock. The option has a maximum term of ten years measured from the grant date. The exercise price per share of such option grant is the fair market value, or closing market price, on the date of grant. The option will become exercisable on October 30, 2001, which is two years from the last day of fiscal 1999, subject to cancellation should Mr. Phippen's employment be terminated for cause; however, the option will become immediately exercisable for all the option shares should Mr. Phippen's employment be terminated without cause. Mr. Phippen's agreement also includes an agreement to grant him options to purchase a total of 400,000 post-split shares of the Company's Common Stock. These options will be granted at a rate of 100,000 per year on the first day of each of the four fiscal years commencing after October 30, 1999, provided that Mr. Phippen is employed by the Company on the first day of the applicable fiscal year, as follows: October 31, 1999, October 29, 2000, November 4, 2001 and November 3, 2002 for fiscal years 2000, 2001, 2002 and 2003, respectively. The exercise price per share for each such future option grant will be the average of the fair market value on the first and last trading days of the fiscal year completed immediately prior to the date of grant of each such option. Such future option grants likewise will not become exercisable until two years from the last day of the fiscal year for which they were granted, and they likewise will be subject to cancellation in the event of employment termination for cause or acceleration in the event of employment termination without cause.

    The Company's employment agreements with the other Named Officers are at will, and the Company may terminate their employment at any time at the discretion of the Board of Directors. However, the Plan Administrator of the Company's 1996 Stock Option/Stock Issuance Plan has authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the current Chief Executive Officer and the Company's other executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated within a designated period (whether involuntarily or through a forced resignation) following: (i) an acquisition of the Company by merger or asset sale, or (ii) a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership over a period of 36 consecutive months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors established a Compensation Committee in March 1995. The Compensation Committee currently consists of Messrs. Stover, Sheffield and Samuelson. Except for Mr. Stover, no member of such Committee was at any time during fiscal 1998 or at any other time an officer or employee of the Company.

    No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see the "Certain Transactions" section.

                              CERTAIN TRANSACTIONS

    MANAGEMENT CONTRACT WITH WESTERN VIDEO IMAGES. The Company has a management services contract with Western Video Images, Inc. ("WVI"), a corporation wholly owned by Mr. Stover, the principal stockholder of the Company. Management fees charged to WVI for fiscal 1998 and fiscal 1997 were $149,000 and $180,000, respectively. The Company provides accounting, tax, legal, administrative and management support and services to WVI for a fee based upon the gross sales of WVI. The fee is paid monthly in arrears for actual services rendered. The Company believes that the terms of the management services contract are commercially reasonable. WVI has arranged separate financing for itself as required by its operations and does not receive any financing from the Company.

    In addition, the Company is the lessee of the principal facilities in which WVI operates. WVI is charged for all costs of the lease for these facilities. The Company will remain the lessee and has subleased the facilities to WVI until October 31, 2000, the termination date of the lease obligation. The Company has entered into an arrangement with WVI, whereby WVI will indemnify the Company against any and all liability arising out of the Company's continuing obligations under the lease.

    OTHER TRANSACTIONS WITH AFFILIATES. On the date of the closing of the Offering, the Company and all of its current stockholders entered into a Tax Indemnification Agreement relating to their respective income tax liabilities. Because the Company became fully subject to corporate income taxation after the termination of the Company's S corporation status ("Effective Termination Date"), the reallocation of income and deductions between the period during which the Company was treated as an S corporation and the period during which the Company became subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. The Tax Indemnification Agreement was intended to assure that taxes would be borne by the Company on the one hand and by the current stockholders on the other, only to the extent that such parties were treated as receiving the related income for income tax purposes. Subject to certain limitations, the Tax Indemnification Agreement generally provides that the current stockholders will be indemnified by the Company with respect to federal and state income taxes shifted from a Company taxable year subsequent to the Effective Termination Date to a taxable year in which the Company was an S corporation, and the Company will be indemnified by the current stockholders with respect to federal and state income taxes shifted from an S corporation taxable year to a Company taxable year subsequent to the Effective Termination Date. The Tax Indemnification Agreement also provides that the current stockholders will pay or reimburse the Company for any and all taxes of the Company which was formerly taxed as an S corporation for any period ending on or prior to the Effective Termination Date (other than certain taxes reflected in the Company's fiscal 1995 Consolidated Financial Statements). In addition, the Tax Indemnification Agreement provides that the amount of the S corporation distribution to current stockholders will not exceed $5.0 million. Any payment made by the Company to the current stockholders pursuant to the Tax Indemnification Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes.

    During October 1995, the Company purchased the operations of one of its franchise agents, Michael K. Phippen, now President and Chief Executive Officer of the Company, for a total price of $5.9 million. The Company paid $1.5 million in cash and agreed to make installment payments for the balance at an interest rate of 6.50%. Installments of $973,000 in fiscal 1998, $973,000 in fiscal 1997 and $1.5 million in fiscal 1996 have been paid and the final installment of $972,000 has been paid in fiscal 1999.

    Any future transactions between the Company and its officers, directors, and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by a majority of the Company's outside directors or will be consistent with policies approved by such outside directors.

                      COMPARISON OF STOCKHOLDER RETURN(1)

    The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock with the cumulative total returns of the Standard and Poor's 500 Index and peer issuers in the temporary staffing industry.(2) The graph covers the period from April 30, 1996, the date of the Offering, through the last trading day of fiscal 1998.

    The graph assumes that $100 was invested on April 30, 1996 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  WESTAFF, S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CUMULATIVE RETURN    S&P 500    PEER GROUP    WESTAFF
4/30/96               $100.00       $100.00    $100.00
11/1/96               $107.58        $80.29     $89.74
10/31/97              $139.81        $93.35     $90.93
10/30/98              $167.95        $68.16     $81.47

    The Company's stock was first traded publicly on April 30, 1996. The graph depicts cumulative returns calculated on an annual basis on $100 invested in Westaff stock, the S&P 500 Index and Peer Group Index comparing Kelly Services Inc., Interim Services Inc., Manpower Inc., Olsten Corporation and Personnel Group of America Inc.

------------------------

(1) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

    Based solely on the Company's review of such forms and amendments thereto furnished to the Company and written representations from certain reporting persons, the Company believes that all executive officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal 1998.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for fiscal 1998 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC on January 29, 1999. Stockholders may obtain a copy of this report, without charge, by writing to Paul A. Norberg, Executive Vice President and Chief Financial Officer, at the Company's executive offices at P.O. Box 9280, 301 Lennon Lane, Walnut Creek, California 94598-2453.

Dated: February 22, 1999

                                          THE BOARD OF DIRECTORS OF
                                          WESTAFF, INC.

                               WESTAFF, INC.
                                   PROXY

The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated February 22, 1999 in connection with the 1999 Annual Meeting of stockholders to be held at 10:00 a.m. on March 30, 1999, at the Hilton Concord Hotel, located at 1970 Diamond Boulevard, Concord, California and hereby appoints W. Robert Stover and Robin A. Herman, and each of them, (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each to vote all shares of the Common Stock of WESTAFF, INC. registered in the name provided herein which the undersigned is entitled to vote at the 1999 Annual Meeting of stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF ONE DIRECTOR AND FOR THE RATIFICATION OF INDEPENDENT ACCOUNTANTS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, SIMPLY SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

/X/    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE USING
       DARK INK ONLY.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                     WITHHOLD ATHORITY
                     FOR the nominee listed      to vote for the nominee
                      (except as indicated)            listed below
1.  ELECTION OF               / /                         / /
    DIRECTOR:

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE, STRIKE A LINE THROUGH HIS NAME IN THE LIST BELOW.

W. Robert Stover

                                                  FOR     ABSTAIN   AGAINST

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF        / /       / /       / /
     PRICEWATERHOUSECOOPERS LLP AS THE
     INDEPENDENT ACCOUNTANTS OF THE COMPANY
     FOR FISCAL 1999.


Signature                      Signature                      Date
          --------------------           --------------------      ------------

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.